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                                                              Exhibit 99.2.J(ii)

                          COLLATERAL AGENCY AGREEMENT

     THIS COLLATERAL AGENCY AGREEMENT, dated as of this ____ day of November, 1997, among ___________ (the "Pledgor"), a corporation organized under the law of the Province of Ontario; DECS Trust II (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust" and the "Trustees," respectively), a statutory business trust organized under the Business Trust Act of the State of Delaware pursuant to a Declaration of Trust dated as of September 4, 1997 (as it may be amended and restated from time to time, the "Trust Agreement"); The Bank of New York, a New York banking corporation, as collateral agent (the "Collateral Agent") for the Trust under the Collateral Agreement (the "Collateral Agreement"), dated as of November ___, 1997, among the Pledgor, the Collateral Agent and the Trust; Royal Group Technologies Limited, a company amalgamated under the laws of Canada (the "Company"); and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada, as sub-collateral agent (the "Sub-Collateral Agent"), as stock trustee (the "Stock Trustee") under the Stock Control Agreement referred to below and as transfer agent (the "Transfer Agent") of the Company's Subordinate Voting Shares (as defined below).

                                  WITNESSETH:

     WHEREAS, the Trust is a non-diversified, closed-end management investment company, as defined in the Investment Company Act of 1940, formed to purchase and hold certain U.S. treasury securities, to enter into and hold forward purchase contracts with one or more existing shareholders of Royal Group Technologies Limited (the "Company"), including a forward purchase contract (the "Contract") to which the Pledgor is a party, to hold security for the performance of such shareholders of their obligations under the forward purchase contracts pursuant to related collateral agreements, including the collateral agreement (the "Collateral Agreement") to which the Pledgor is a party, and to issue DECS in accordance with the terms and conditions of the Trust Agreement;

     WHEREAS, the Pledgor may pledge as security under its Contract and Collateral Agreement either subordinate voting shares ("Subordinate Voting Shares") or multiple voting shares ("Multiple Voting Shares" and, together with Subordinate Voting Shares, "Voting Shares") of the Company;

     WHEREAS, the Pledgor, CIBC Mellon Trust Company, as Stock Trustee and as Transfer Agent, the Company and other holders from time to time of Multiple Voting Shares have entered into a Stock Control Agreement (the "Stock Control Agreement"), dated as of November 30, 1994, governing the holding and transfer of Multiple Voting Shares;








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WHEREAS, in order to comply with the terms of the Stock Control Agreement, the
Pledgor, the Trust, the Company and the Collateral Agent desire to engage the services of the Sub-Collateral Agent to perform certain duties with respect to the Multiple Voting Shares; and

     WHEREAS, the Sub-Collateral Agent is qualified and willing to assume such duties on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Appointment of Sub-Collateral Agent; Transfer of Multiple Voting Shares. The Collateral Agent hereby constitutes and appoints the Sub-Collateral Agent, and the Sub-Collateral Agent accepts such appointment, as agent of the Trust and the Collateral Agent and as custodian of all Multiple Voting Shares pledged by the Pledgor as collateral under the Collateral Agreement to secure its obligations under the Contract. The Stock Trustee hereby deposits such Multiple Voting Shares (the particulars of such Multiple Voting Shares being set forth in Schedule A hereto) with the Sub-Collateral Agent, and the Sub-Collateral Agent hereby accepts such Multiple Voting Shares into its custody, and the Stock Trustee shall deliver to the Sub-Collateral Agent all additional Multiple Voting Shares pledged as collateral under the Collateral Agreement that are received by the Stock Trustee at any time during the period of this Agreement, subject to the following terms and conditions. The Sub-Collateral Agent hereby agrees that it shall hold the certificates representing the Multiple Voting Shares in a segregated custody account, separate and distinct from all other accounts, in accordance with Section 17(f) of, and in such manner as shall constitute the segregation and holding in trust within the meaning of, the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder. All certificates representing the Multiple Voting Shares held by the Sub-Collateral Agent shall be held in Canada. The Sub-Collateral Agent shall be under no duty or obligation to inspect, review or examine any of the certificates representing the Multiple Voting Shares to determine that they are genuine, enforceable, or appropriate for the represented purpose or that they are other than what they purport to be on their face.

     2. Multiple Voting Share Disposition. The Sub-Collateral Agent shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of the Multiple Voting Shares, except pursuant to and in accordance with paragraph 3 below and then only for the account of the Collateral Agent. The Multiple Voting Shares shall be subject to no lien or charge of any kind in favor of the Sub-Collateral Agent for itself or for any other Person claiming through the Sub-Collateral Agent. The Sub-Collateral Agent shall permit actual examination of the certificates representing the Multiple Voting Shares by the Trust's independent public accountants at the end of each annual and semi-annual fiscal period of the Trust and at least one other time during the fiscal year of the Trust chosen by such independent public accountants and shall permit the inspection of the certificates representing the Multiple Voting Shares by the Commission through its employees or agents during the normal business hours of the Sub-Collateral Agent upon reasonable written request.



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      3.  Authorized Actions.  The Sub-Collateral Agent shall take no actions with respect to the Multiple Voting Shares except as follows:

           (a) Upon receipt of written directions from the Pledgor and the Collateral Agent, the Sub-Collateral Agent shall transfer and deliver to the Stock Trustee any Multiple Voting Shares that have been released from their pledge as collateral under the Collateral Agreement and that have not been converted and are not required at such time to be converted into Subordinate Voting Shares, whether pursuant to clause (b) of this paragraph 3 or otherwise; and

           (b) Upon receipt of written directions from the Collateral Agent upon the occurrence of (i) the termination of the Trust, (ii) the Exchange Date, as defined in the Contract, or (iii) any other event requiring the delivery under the Contract and the Collateral Agreement of Subordinate Voting Shares in fulfillment of the obligation of the Pledgor under the Contract, the Sub-Collateral Agent together with the Stock Trustee shall effect the conversion of the Multiple Voting Shares held by the Sub-Collateral Agent into Subordinate Voting Shares, registered as directed in writing by the Collateral Agent, and the Sub-Collateral Agent shall deliver such Subordinate Voting Shares to the Collateral Agent in accordance with an irrevocable direction from the Company to issue Subordinate Voting Shares addressed to the Stock Trustee as Transfer Agent, such direction being attached hereto as Schedule B. The Sub-Collateral Agent shall have no obligation or right to question the validity of any such written directions received from the Collateral Agent. Any written directions provided by the Collateral Agent pursuant to this clause (b) of this paragraph 3 shall be irrevocable.

     4. Sub-Collateral Agent's Actions Taken In Good Faith. In connection with the performance of its duties under this Agreement, the Sub-Collateral Agent
(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed in writing by the parties hereto, (b) shall have no liability or responsibility arising under any other agreement, including any agreement referred to in this Agreement to which the Sub-Collateral Agent is not a party and (c) shall be under no liability to the Pledgor or the Collateral Agent for any action taken in good faith in reliance on any paper, order, certification, list, demand, request, consent, affidavit, notice, opinion, direction, endorsement, assignment, resolution, draft or other document, prima facie properly executed, or for the disposition of the Multiple Voting Shares pursuant to the Collateral Agreement or in respect of any action taken or suffered under the Collateral Agreement in good faith, in accordance with an opinion of counsel or at the direction of the Pledgor or the Collateral Agent pursuant hereto; provided that this provision shall not protect the Sub-Collateral Agent against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. Notwithstanding any other provision of this Agreement, the Sub-Collateral Agent shall under no circumstances be liable for any punitive, exemplary, indirect or consequential damages.



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     5. Collateral Agreement Validity.  The Sub-Collateral Agent shall not be responsible for the validity or sufficiency of the Collateral Agreement or the due execution thereof, or for the form, character, genuineness, sufficiency, value or validity of any of the Multiple Voting Shares, and the Sub-Collateral Agent shall in no event assume or incur any liability, duty or obligation to any holder of the DECS issued by the Trust or to the Trustees, other than as expressly provided herein. The Sub-Collateral Agent shall not be responsible for or in respect of the validity of any signature by or on behalf of the Pledgor, the Collateral Agent, the Company or the Trustees.

     6. Sub-Collateral Agent Resignation, Succession. (a) The Sub-Collateral Agent may resign by executing an instrument in writing resigning as Sub-Collateral Agent and delivering the same to the Pledgor, the Collateral Agent and the Trustees, not less than 60 days before the date specified in such instrument when, subject to clause (b) of this paragraph 6, such resignation is to take effect. Upon receiving such notice of resignation, the Pledgor, the Collateral Agent and the Trustees shall use their reasonable efforts promptly to appoint a successor Sub-Collateral Agent in the manner and meeting the qualifications provided in the Collateral Agreement and the Stock Control Agreement, by written instrument or instruments delivered to the resigning Sub-Collateral Agent and the successor Sub-Collateral Agent.

     (b) In case no successor Sub-Collateral Agent shall have been appointed within 30 days after notice of resignation has been received by the Pledgor, the Collateral Agent and the Trustees, the resigning Sub-Collateral Agent may forthwith apply to a court of competent jurisdiction at the Pledgor's cost and expense for the appointment of a successor Sub-Collateral Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribed, appoint a successor Sub-Collateral Agent.

     7. Sub-Collateral Agent Removal. In case at any time the Sub-Collateral Agent shall not meet the requirements set forth in the Collateral Agreement and the Stock Control Agreement or shall become incapable of acting or if a court having jurisdiction shall enter a decree or order for relief in respect of the Sub-Collateral Agent in an involuntary case, or the Sub-Collateral Agent shall commence a voluntary case, under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or any receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Sub-Collateral Agent or for any substantial part of its property shall be appointed, or the Sub-Collateral Agent shall make any general assignment for the benefit of creditors, or shall generally fail to pay its debts as they become due, either the Trust or the Collateral Agent may remove the Sub-Collateral Agent immediately and appoint a successor Sub-Collateral Agent.

     8. Transfers to Successor Sub-Collateral Agent. Upon the request of any successor Sub-Collateral Agent and upon compliance with the requirements of the Stock Control Agreement, the Sub-Collateral Agent hereunder shall, upon payment of all amounts due it, execute and deliver an instrument acknowledged by it transferring to such successor Sub-Collateral Agent all the rights and powers of the retiring Sub-Collateral Agent; and the retiring


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Sub-Collateral Agent shall transfer and deliver to the successor Sub-Collateral
Agent the Multiple Voting Shares at the time held by it hereunder, if any, together with all necessary instruments of transfer and assignment or other documents property executed necessary to effect such transfer and such of the records or copies thereof maintained by the retiring Sub-Collateral Agent in the administration hereof as may be requested by the successor Sub-Collateral Agent, and shall thereupon be discharged from all duties and responsibilities hereunder. Any resignation or removal of the Sub-Collateral Agent shall become effective upon such acceptance of appointment by the successor Sub-Collateral Agent. The indemnification of the resigning Sub-Collateral Agent provided for hereunder shall survive any resignation, discharge or removal of the Sub-Collateral Agent hereunder.

     9. Sub-Collateral Agent Merger, Consolidation. Any corporation into which the Sub-Collateral Agent may be merged, converted or amalgamated or with which it may be consolidated or combined pursuant to a plan of arrangement, or any corporation resulting from any merger, conversion, amalgamation, consolidation or plan of arrangement to which the Sub-Collateral Agent shall be a party, shall be the successor Sub-Collateral Agent hereunder and under the Collateral Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto or thereto, provided that such corporation meets the requirements set forth in this Agreement and the requirements set forth for the Stock Trustee under the Stock Control Agreement.

     10. Compensation. The Sub-Collateral Agent shall receive compensation and reimbursement for reasonable expenses and disbursements from the Pledgor for performing the usual, ordinary, normal and recurring services under this Collateral Agency Agreement, as provided by a separate agreement between the Pledgor and the Sub-Collateral Agent. None of the provisions of this Collateral Agency Agreement shall require the Sub-Collateral Agent to expend its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights and powers. The Sub-Collateral Agent may retain legal counsel and advisors in Canada and/or the State of New York for the purpose of discharging its duties or determining its rights under this Agreement, and may rely and act upon the advice of such counsel or advisors. The Pledgor shall pay or reimburse the reasonable expenses and disbursements of such counsel or advisors.

     11. Section 17(f) Qualification. The Sub-Collateral Agent hereby represents that it is an "Eligible Foreign Custodian," as defined in Rule 17f-5 of the Investment Company Act ("Rule 17f-5").

     12. Sub-Collateral Agent's Limited Liability. The Pledgor shall indemnify and hold the Sub-Collateral Agent harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys' fees and disbursements), liability or claim incurred by reason of any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, provided that the Sub-Collateral Agent shall


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not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim arising from its willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. This provision shall survive the resignation or removal of the Sub-Collateral Agent or the termination of this Agreement.

     13. Rights of Set-Off; Banker's Lien. The Sub-Collateral Agent hereby waives all rights of set-off or banker's liens it may have with respect to the Multiple Voting Shares held by it as Sub-Collateral Agent hereunder.

     14. Termination. This Agreement shall terminate upon the earlier of the termination of the Trust or the appointment of a successor Sub-Collateral Agent. Upon any termination of the Trust, the Sub-Collateral Agent together with the Stock Trustee shall effect the immediate conversion of all Multiple Voting Shares held by the Sub-Collateral Agent at such time into Subordinate Voting Shares and deliver such Subordinate Voting Shares to the Collateral Agent [in accordance with the irrevocable direction of the Company to issue the Subordinate Voting Shares].

     15. Choice of Law. This Agreement shall be deemed to executed and delivered in the State of New York, and all laws or rules of construction of the State of New York shall govern the right of the parties hereto and the interpretation of the provisions hereof.

     16. Notices. Any notice to be given to the Pledgor hereunder shall be in writing and shall be duly given if mailed or delivered to [name of Pledgor], _____________, Attention: ____________, Tel: _________, Fax: ___________; to
the Sub-Collateral Agent, Stock Control Trustee and Transfer Agent if mailed or delivered to CIBC Mellon Trust Company, 393 University Avenue, 5th Floor, Toronto, Ontario, Canada M5G 1E6, Attention: Manager of Client Services, Tel:
(416) 813-4500, Fax: (416) 813-4555; to the Collateral Agent if mailed or delivered to The Bank of New York, 101 Barclay Street, Floor 12E, New York, New York 10286, Attention: Mark G. Walsh, Tel: (212) 815-5228, Fax: (212)
815-7157; to the Company if mailed or delivered to Royal Group Technologies Limited, 1 Royal Gate Boulevard, Woodbridge, Ontario, Canada L4L 8Z7; and to the Trust if mailed or delivered to DECS Trust II, c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711; or at such other address as shall be specified by the addressee to the other parties hereto in writing.

     17. No Third Party Beneficiaries. Nothing herein, express or implied, shall give to any person, other than the Pledgor, the Trust, the Sub-Collateral Agent, the Collateral Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     18. Amendments; Stock Control Agreement Changes; Waiver. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of all


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parties hereto.  The Stock Trustee shall notify the Sub-Collateral Agent of any change in the Stock Control Agreement prior to the effective date of any such change. Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any other party or parties shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     19. No Delegation. Nothing herein, express or implied, shall be deemed to be a delegation by the Trust to the Collateral Agent of the duties and responsibilities of a "Foreign Custody Manager" within the contemplation of Rule 17f-5.

     20. Counterparts. This Agreement may be signed in counterparts with all counterparts constituting one and the same instrument.

     21. Further Acts. The parties hereto shall do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

     22. Severability. If any provision, or portion thereof, of this Agreement, or of the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof, to any other person or circumstance shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to fullest extent permitted by law.

     23. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                        _______________, as Pledgor

                                        By:

                                           Vic De Zen

                                           as Director

                                        DECS
                                             Trust II


                                           Donald J. Puglisi

                                           as Managing Trustee

                                        The
                                             Bank of New York, as Collateral
                                             Agent

                                        By:

                                           Name:  Mark G. Walsh

                                           Title:

                                        CIBC
                                             Mellon Trust Company, as
                                             Sub-Collateral Agent, Stock
                                             Trustee and Transfer Agent

                                        By:

                                           Name:

                                           Title:



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                                                                      SCHEDULE A

                             Multiple Voting Shares


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                                                                      SCHEDULE B

                             Irrevocable Direction


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